Exhibit 10.10
In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity.
Inevitably, differences may occur in translation, and if so the French text will by law govern.
Employment Contract

Between
APTARGROUP SAS,
Registered Office: 147, rue du Président Roosevelt, 78100 Saint-Germain-en-Laye, France
Company registration number: 383 307 337
Represented by François Boutan, acting as “Directeur Général”
and
Mr. Olivier de POUS,
Address: 32, rue de la Clef, 75005 Paris, France
French nationality
The parties hereto agree as follows:
Article 1 — General Context
The company AptarGroup SAS is a subsidiary of AptarGroup, Inc. (“AptarGroup”).
M. Olivier de Pous has been employed since June 1st, 1992 by Valois SAS, which is a subsidiary of the AptarGroup.
AptarGroup has implemented a strategic reorganization in order to bring more efficiency and exploit all potential synergies between its companies and within the group as a whole and it has been determined that the AptarGroup would be organized in three financial reporting segments, Aptar Beauty & Home, Aptar Pharma and Aptar Closures. M. Olivier de Pous has been named President of Aptar Beauty & Home, effective January 1st, 2008.
AptarGroup SAS is the European headquarters of AptarGroup and transverse functions such as President of a segment should be conducted from the headquarters of the group wherefrom strategic services and general management assistance are provided to the AptarGroup affiliates. As a consequence, M. Olivier de Pous will be employed by AptarGroup SAS as from January 1st, 2008.
Article 2 — Collective Bargaining Agreement
This contract is governed by the French Collective Bargaining Agreement of the Plastic Industry and by the internal rules of AptarGroup SAS.
Given that AptarGroup SAS is a subsidiary of AptarGroup, Inc., and the nature of Mr. Olivier de Pous’ functions, this contract shall also be bound by rules and policies directly issued by AptarGroup, Inc. in respect of executives of the group, notably by the Compliance Manual and related policies, including the Code of Business Conduct and Ethics.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity.
Inevitably, differences may occur in translation, and if so the French text will by law govern.
Article 3 — Functions
Mr. Olivier de Pous holds the position of “President of Aptar Beauty & Home”.
M. Olivier de Pous reports to the Company’s “Président”.
Mr. Olivier de Pous’ functions may evolve according to the organization and the activities of AptarGroup in general.
Mr. Olivier de Pous is classified as executive, “940 points” on the scale of the French Collective Bargaining Agreement of the Plastic Industry. Mr. Olivier de Pous has the status of a senior executive manager and is as such entitled to all rights and benefits granted to senior executive managers by the French AptarGroup companies.
Article 4 — Term of Contract — Period of Notice
This contract shall remain in full force and effect for an unlimited period. It is effective as of January 1st, 2008.
Each party has the right to terminate this contract according to the conditions in this respect provided for by the law and subject, except in the event of gross misconduct, to the legal and conventional provisions in respect of notification of dismissal or resignation.
Article 5 — Compensation
Mr. Olivier de Pous will receive a base gross annual salary equal to €265,000 (two hundred and sixty five thousand euros), settled in 12 (twelve) equal monthly payments, in addition to which, he is entitled to:
•	the AptarGroup B&H segment annual bonus as described in a separate document which may be amended from time to time;

•	an « intéressement » premium, based on AptarGroup SAS’ year end results, which represented for the last three years 8.5% of the annual basis compensation, which is equal to the ceiling;

•
a contribution system from AptarGroup SAS on the company’s saving plan (« plan d’épargne d’entreprise » — « PEE »), which amounts to €3,900 per year if the employee contributes one third of this amount to the PEE.

AptarGroup SAS will provide Mr. Olivier de Pous with a company car. This company car will be taxed as a salary in kind according to the then prevailing tax rules.
Article 6 — Seniority
Mr. Olivier de Pous was hired on June 1st, 1992. His seniority within AptarGroup shall be taken into account as far as rights and obligations are concerned.
Article 7 — Place of Work
Mr. Olivier de Pous’ main place of work is the Company’s registered office in Saint-Germain-en-Laye, France.
Depending on the needs of the position he holds, Mr. Olivier de Pous may undertake business trips and temporary missions, either in France or abroad; such business trips shall not bring about any change of place of residence or any additional compensation, but will be subject to reimbursement of professional expenses on presentation of the corresponding receipts.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity.
Inevitably, differences may occur in translation, and if so the French text will by law govern.
Article 8 — Working Hours and Vacation
Given the level of initiative that is required by the position that Mr. Olivier de Pous holds, the latter should devote all the time that is necessary in this respect.
Mr. Olivier de Pous benefits from the same rights in respect of paid vacation as what is common to all employees of the Company. Paid vacation rights acquired on 31 December 2007 as Valois’ employee will remain as such at AptarGroup SAS.
Article 9 — Terms and Conditions
Mr. Olivier de Pous shall strictly and absolutely refrain from disclosing any information or confidential material he might obtain in the course of his function, regardless of their nature or origin. This obligation shall survive and continue in full force and effect despite termination and regardless of the reason of its termination.
Mr. Olivier de Pous is also bound by the various AptarGroup policies that affect the category of executives he belongs to, such as, and without limitation, the “Conflict of Interest Policy” and “Insider Trader Policy”.
Finally, Mr. Olivier de Pous shall inform the Company, without delay, of any change that might occur in respect of his civil status, family situation, address, military status, etc...
Article 10 — Intellectual Property
During the term of the present contract, and for a one year period after the termination of this contract notwithstanding the cause of its termination, Mr. Olivier de Pous hereby agrees and acknowledges, without reservation or exception, and without any additional compensation other than what is provided for in this contract:
▪	To inform the Company of all inventions, improvements or plans carried out by himself;

▪	To vest in the Company or in any company within AptarGroup requesting it, the exclusive ownership in France or abroad of such inventions, improvements or plans;

▪	To fill in for that purpose all formalities and procedures necessary to allow the Company to be the legitimate owner of the abovementioned inventions, improvements, plans etc...
Furthermore Mr. Olivier de Pous shall waive to the Company or to any affiliate of AptarGroup requesting it, all title and rights, he may have in France or abroad, to an invention made with a third party and within the scope materials, machines or products manufactured and sold by AptarGroup.
In return for such transfer and waiver of ownership, the Company or, as the case may be the affiliate of AptarGroup concerned, shall, any time it deems it fair and possible, have the name of Mr. Olivier de Pous figure as inventor in the summary of the patent that will be filed by the said company to protect Mr. Olivier de Pous’ invention. Furthermore, both parties will discuss in equity the possibility of compensation, the amount and the form of which will be, in any case, appraised by the said company.
Article 11 — Non Competition
11.1
Because of AptarGroup’s need to protect all its techniques, methods, processes, know-how and other information that may be conveyed to Mr. Olivier de Pous and that contribute to the efficiency of its business, Mr. Olivier de Pous, given the nature of his responsibilities, shall refrain from:

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity.
Inevitably, differences may occur in translation, and if so the French text will by law govern.
▪
Working, either directly or indirectly, in any form whatsoever or through any intermediary, for the benefit of private individuals or corporate entities or any other organization having a Competing or Similar Activity.

▪
Acquiring an interest, whether directly, indirectly or through any intermediary, in any form whatsoever (e.g. creating a business, acquiring a stake) in any private individual or corporate entity or any other organization having a Competing or Similar Activity.

▪
Soliciting or having anybody solicit, whether directly of indirectly, in the framework of an activity outside the Company or the AptarGroup, the services of the Company’s employees, whether full-time or part-time.

“Competing or Similar Activity” shall be understood as anything with a direct or indirect relation to the activity of the Company, i.e. realization and production of dispensing systems for the packaging industry.

11.2	This non-competition obligation shall apply to the entire territory of the European Union in its 2008 boundaries.

The geographic scope of this clause shall apply both to the location of the domicile or registered office of the above-mentioned private individual or corporate entity having a Competing or Similar Activity and to the pursuit of the Competing or Similar Activity as such.

11.3
The present clause shall apply for a period of 2 (two) years commencing on the date of the effective termination of the present contract, whether or not Mr. Olivier de Pous works for the duration of his period of notice and regardless of the reason for the termination of the present contract.

11.4
In consideration for this non-competition obligation, Mr. Olivier de Pous shall receive, except in the event of gross misconduct, a fixed amount for special compensation equal to 50% (fifty percent) of the average monthly salary received by him during his last 12 (twelve) months’ presence in the Company. This compensation shall be paid as from the effective end of his activity for the duration of implementation of this clause 11, until, if need be, the effective date of retirement.

11.5	In the event Mr. Olivier de Pous does not comply with the present clause, the Company shall be released from its obligation to pay financial compensation.

Furthermore, Mr. Olivier de Pous shall automatically owe a sum corresponding to 2 (two) years’ salary based on the average monthly salary received by him during the last 12 (twelve) months’ presence in the Company. Such sum shall be paid to the Company for each infringement observed, without formal notice to end the competing activity being necessary.

The payment of such sum does not exclude any right that the Company reserves to sue Mr. Olivier de Pous for compensation for the harm actually caused and to take out an injunction to ensure that he ends the Competing or Similar Activity.

11.6
However, the Company reserves the option of releasing Mr. Olivier de Pous from the non-competition obligation. In this case, the Company shall inform Mr. Olivier de Pous accordingly by registered letter, return receipt requested, within one month of notification of the termination of his employment contract. The Company also reserves the option of releasing Mr. Olivier de Pous from the non-competition obligation at the end a one (1) year period commencing on the date of the effective termination of the present contract; in such case, Mr. Olivier de Pous will be informed by registered letter return receipt requested, within one month prior to the end of this one year period.

The Company shall then be released from its obligation to pay the financial compensation provided for in paragraph 11.4 above.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity.
Inevitably, differences may occur in translation, and if so the French text will by law govern.
11.7
The provisions of this clause 11 shall not be exclusive of any other Non Competition clause provided for in any other document executed by Mr. Olivier de Pous with any company within the Aptar group, notably, but not limited to, the Aptargroup, Inc. Stock Option Agreements for Employees.

Article 12 — Miscellaneous
12.1
The cancellation of any one of the provisions of this contract shall not terminate the contract as long as the litigious clause is not considered by both parties as essential and determining to the agreement herein, and the cancellation does not challenge the general balance of the contract. In the event of cancellation of any of the provisions herein, the parties shall, in any case, endeavor to negotiate in good faith the drawing up of an economically equivalent clause.

12.2	The failure of either party at any time to enforce or request for enforcement of any provision of this contract shall not be construed as a waiver of such provision.

12.3	Any waiver by a party of any of its rights, or any change of any provision of this contract, shall not come into force except in writing, and if duly signed by both parties.

12.4
Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity hereof, that the parties are unable to resolve between themselves, shall be submitted to the French Conciliation Board (“Conseil des Prud’hommes") or to any court having jurisdiction thereof on the date the dispute is filed.

12.5	This employment contract is drawn up in two original copies.
Executed in Saint-Germain-en-Laye, On January 18, 2008,

On behalf of
AptarGroup SAS

François BOUTAN
Directeur Général

(« Read and Approved »)

Olivier de POUS